Exhibit 10.5
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LICENSE AGREEMENT
     This Agreement, effective as of August 10, 1998 (the “Effective Date”), is by and between:
     New York University (hereinafter “NYU”), 550 First Avenue, New York, N.Y. 10016
AND
     Mindset Limited (hereinafter “CORPORATION”), a corporation organized and existing under the laws of the British Virgin Islands, having an office at 1 Beit Eshel St., Old Katamon, Jerusalem 93227, ISRAEL.
RECITALS
     WHEREAS, Dr. Miguel A. Pappolla (hereinafter “the SAMSF Scientist”) of The South Alabama Medical Science Foundation (“SAMSF”) and/or Dr. Blas Frangione and Dr. Jorge Ghiso (hereinafter “the NYU Scientists”) have made certain inventions relating to use of melatonin and melatonin analogs in the prevention or treatment of amyloid-related disorders and in the use of melatonin analogs as anti-oxidants, all as more particularly described in pending U.S. patent applications owned by SAMSF and/or NYU, identified in annexed Appendix I and forming an integral part hereof (hereinafter “the Pre-Existing Inventions”);
     WHEREAS, by a Research and License Agreement made as of the tenth day of August 1998 between SAMSF and Corporation (the “SAMSF Agreement”), SAMSF has agreed to undertake the Research Project (as hereinafter defined);
     WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined);
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:
     1. Definitions
     a. “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.
     b. “Corporation Entity” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.
     c. “Date of First Commercial Sale” shall have the meaning set forth in Section 6.a. hereof.

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     d. “Field” shall mean research, development and testing within pharmaceutical, biotechnological and diagnostic development programs in the field of Alzheimer’s Disease and other central nervous system and neurodegenerative diseases, and in the field of all other possible utilities for melatonin analogs.
     e. “License” shall mean the exclusive worldwide license to practice NYU’s share in the University Research Technology (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined).
     f. “Licensed Products” shall mean all products, drugs, diagnostic reagents, diagnostic methods, therapeutic agents and therapeutic methods covered by a claim of any unexpired UNIVERSITY Patents (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal has been or can be taken.
     g. “Net Sales” shall mean the total amount invoiced in connection with sales of the Licensed Products to any person or entity that is not a Corporation Entity or a licensee or sublicensee of CORPORATION or a Corporation Entity, after deduction of all of the following to the extent applicable to such sales:
i)	all trade, case and quantity credits, discounts, refunds or rebates;

ii)	allowances or credits for returns;

iii)	sales commissions; and

iv)	sales taxes (including value-added tax).
     h. “University Know-How” shall mean the Pre-Existing Inventions and any information and materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications, software, and/or other documents containing such information, discovered, developed or acquired by, or on behalf of students or employees of SAMSF pursuant to the SAMSF Agreement during the term and in the course of the Research Project, with the exception of any such know-how which is Corporation Know-How as hereinafter defined.
     i. “CORPORATION Know-How” shall mean any information and materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specification, software and/or other documents containing such information discovered, developed or acquired by, or on behalf of students or employees of Corporation during the term and in the course of the Research Project.
     j. “UNIVERSITY Patents” shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor:

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(1)	which claim Pre-Existing Inventions and which are identified on annexed Appendix I; or

(2)	which claim inventions that are made, in whole or in part, by students or employees of SAMSF during the term and in the course of the Research Project;
with the exception of all such patents which are CORPORATION Patents as hereinafter defined.
     k. “CORPORATION Patents” shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor which claim inventions that are made, in whole or in part, by students or employees of CORPORATION.
     l. “Payment Term” shall mean the period of time commencing on the Effective Date and continuing on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years) from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the UNIVERSITY Patents, whichever shall be later.
     m. “Research Project” shall mean the investigations at SAMSF during the Research Period into the Field under the supervision of the SAMSF Scientist in accordance with the research program, described in annexed Appendix II, which forms an integral part hereof.
     n. “Research Technology” shall mean all UNIVERSITY Patents, UNIVERSITY Know-How, CORPORATION Patents and CORPORATION Know-How.
     o. “CORPORATION Research Technology” shall mean all CORPORATION Patents and all CORPORATION Know-How.
     p. “UNIVERSITY Research Technology” shall mean all UNIVERSITY Patents and all UNIVERSITY Know-How.
     2. Effective Date
     This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 15 hereof.
3. Title
     a. It is hereby agreed that all right, title and interest, in and to the CORPORATION Research Technology, and in and to any drawings, plans, diagrams, specifications, software, and other documents containing any of the CORPORATION Research Technology shall vest solely in CORPORATION.
     b. Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the UNIVERSITY Research Technology, and in and to

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any drawings, plans, diagrams, specifications, software, or other documents containing any of the UNIVERSITY Research Technology, shall vest solely in SAMSF and/or NYU.
     4. Patents and Patent Applications
     a. At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the University Research Technology. Any patent applications relating to the Pre-Existing Inventions shall be filed, prosecuted and maintained by Jaeckle, Fleischmann & Mugel, LLP or such other patent counsel selected by SAMSF and CORPORATION. All other patent applications shall be filed, prosecuted and maintained by the law firm of Browdy and Neimark or by other patent counsel jointly selected by NYU and CORPORATION. Copies of all such patent applications and patent office actions shall be forwarded to each of NYU and CORPORATION. NYU and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by SAMSF, NYU or CORPORATION, upon prior notice to and consent of the other parties, which consent shall not unreasonably be withheld and at the cost of the party retaining such counsel.
     b. Upon prior written approval by CORPORATION, all applications and proceedings with respect to the UNIVERSITY Patents shall be filed, prosecuted and maintained by SAMSF and/or NYU at the expense of CORPORATION. Against the submission of invoices, CORPORATION shall reimburse NYU for all costs and fees incurred by NYU during the term of this Agreement, in connection with the filing, maintenance, prosecution and protection and the like of the UNIVERSITY Patents.
     c. NYU and CORPORATION shall assist, and cause their respective employees and consultants to assist, each other in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.
     d. If, at any time during the term of this Agreement, CORPORATION decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the UNIVERSITY Patents, it shall give prompt written notice thereof to NYU, and upon receipt of such notice, CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the Research Technology and subject to the rights of SAMSF in relation thereto NYU shall, be free to grant rights in and to such subject matter deleted from the Research Technology in such countries to third parties, without further notice or obligation to CORPORATION, and the CORPORATION shall have no rights whatsoever to exploit such subject matter deleted from the Research Technology in such countries.
     e. Nothing herein contained shall be deemed to be a warranty by NYU
i)	that NYU can or will be able to obtain any patent or patents on any patent application or applications in the UNIVERSITY Patents or any portion thereof, or that any of the UNIVERSITY Patents will afford adequate or commercially worthwhile protection, or

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ii)	that the manufacture, use, or sale of any element of the University Research Technology or any Licensed Product will not infringe any patent(s) of a third party.
     5. Grant of License
     a. Subject to the terms and conditions hereinafter set forth and subject to all United States Government rights whether now existing or to arise after the date hereof, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.
     b. The License granted to CORPORATION in Section 5.a. hereof shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the UNIVERSITY Patents whichever shall be later.
     c. CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to a Corporation Entity or (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NYU as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:
(1)	the sublicense shall expire automatically on the termination of the License;

(2)	the sublicense shall not be assignable, in whole or in part;

(3)	the sublicensee shall not grant further sublicenses; and

(4)	both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in Section 8 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5)	the sublicense agreement shall include the text of Sections 13 and 14 of this Agreement and shall state that NYU is an intended third party beneficiaries of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.
     6. Payments for License
     a. In consideration for the License granted herein, and during the Payment Term, with respect to each Licensed Product, CORPORATION shall pay to NYU a royalty of *** of

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the Net Sales of CORPORATION or of Corporation Entity or of a licensee or sublicensee of CORPORATION or Corporation Entity. CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after making of each such first commercial sale.
     b. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into two parts ending on June 30 and December 31. Not later than ninety (90) days after each December and June in each Calendar Year during the Payment Term, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding half year (hereinafter “the Half-Year Report”), setting forth the Net Sales upon which such royalties are computed and including at least
i)	the quantity of Licensed Products used, sold, transferred or otherwise disposed of;

ii)	the selling price of each Licensed Product and Assigned Product;

iii)	the deductions permitted under subsection 1.g. hereof to arrive at Net Sales; and

iv)	the royalty computations and subject of payment.
If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding half year shall be made on even date with each Half-Year Report on royalties and payments. CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.
     c. Within ninety (90) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale CORPORATION shall furnish NYU with a report (hereinafter “the Annual Report”), certified by the President or Chief Financial Officer of CORPORATION relating to the royalties and other payments due to NYU pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 7.b. above in respect of the Half-Year Report.
     d. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Corporation Entity and the licensees or sublicensees of CORPORATION insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports.

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     7. Method of Payment
     a. Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.
     8. Confidential Information
     a. Except as otherwise provided in Section 8.c. and Section 9 below, NYU shall maintain any and all of the University Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of CORPORATION to said release or disclosure.
     b. Except as otherwise provided in Section 8.c. and 8.d. below, CORPORATION shall maintain any and all of the University Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.
     c. The obligations of confidentiality on NYU set forth in Section 8.a. and b. shall not apply to any component of the University Research Technology which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of the receiving party after the effective date of this Agreement or which his disclosed to the receiving party by a third party who has the right to make such disclosure.
     d. The provisions of Section 8.b. notwithstanding, CORPORATION may disclose the UNIVERSITY Research Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.
     9. Publication
     a. Prior to submission for publication of a manuscript describing the results of any aspect of the University Research Technology which is not part of the public domain, NYU shall send CORPORATION a copy of the manuscript to be submitted, and shall allow CORPORATION thirty (30) days from the date of such mailing to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NYU Scientists. Should CORPORATION believe the subject matter of the manuscript contains a patentable invention, then, prior to the expiration of such 30-day period from the mailing date of such manuscript to CORPORATION by NYU, CORPORATION shall give written notification to the sender of the manuscript of its determination that such manuscript contains patentable subject matter for which patent protection should be sought.
     b. After the expiration of such 30-day period from the date of mailing such manuscript to CORPORATION, unless NYU has received the written notice specified above

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from CORPORATION, NYU shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.
     c. Upon receipt of such written notice from CORPORATION, NYU will thereafter delay submission of the manuscript for an additional period of up to sixty (60) days to permit the preparation and filing in accordance with Section 4. hereof of a U.S. patent application by CORPORATION on the subject matter to be disclosed in such grant proposal or manuscript. After expiration of such 60-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.
     10. Infringement of CORPORATION Patents
     a. In the event that NYU acquires information that a third party is infringing one or more of the CORPORATION Patents, the party acquiring such information shall promptly notify CORPORATION in writing of such infringement.
     b. NYU shall cooperate and shall endeavor to cause the NYU Scientists to cooperate with CORPORATION at the request of COOPERATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the CORPORATION Patents; provided, that CORPORATION shall pay all reasonable expenses (including attorneys’ fees) incurred by NYU in connection with such cooperation.
     11. Infringement of UNIVERSITY Patent
     a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the UNIVERSITY Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.
     b. In the event of an infringement of a UNIVERSITY Patent, CORPORATION shall be entitled but not required to bring suit against the infringer. Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NYU such approval not to be unreasonably withheld. The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees. CORPORATION shall not compromise or settle such litigation without the prior written consent of NYU which shall not be unreasonably withheld.
     c. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to twenty-five per cent (25%) of such remainder or four and one half per cent

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(4.5%) of the Net Sales of the infringer, whichever is the lesser and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery.
     d. If CORPORATION does not bring suit against said infringer pursuant to Section 11.b. herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against an infringer and CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to represent NYU and CORPORATION, and NYU shall hold CORPORATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. If CORPORATION has commenced negotiations with an alleged infringer of the UNIVERSITY patent for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any UNIVERSITY Patent, NYU shall have the right to first reimburse themselves out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to CORPORATION an amount equal to fifty percent (50%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.
     e. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the UNIVERSITY Patents instituted by any other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by such party.
     f. CORPORATION agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the UNIVERSITY Patents; provided, NYU shall pay all reasonable expenses (including attorneys’ fees) incurred by CORPORATION in connection with such cooperation.
     12. Clinical Trials
     a. Corporation shall determine the timing and selection of sites for conducting clinical trials in relation to the University Research Technology.
     13. Liability and Indemnification
     a. CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in

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commerce or in human clinical trials, lease, or promotion by CORPORATION or by licensees or sublicensees, Corporation Entity or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.
     b. With respect to an Indemnitee, CORPORATION’s indemnification under subsection a. of this Section 13 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful default of any such Indemnitee.
     c. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought and CORPORATION shall have conduct of the defense to any such actions.
     14. Security for Indemnification
     a. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a licensee or sublicensee, Corporation Entity or agent of CORPORATION, CORPORATION shall at its sole costs and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000.000 per incident and $5,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION’S indemnification under Section 13 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to NYU. The minimum amounts of insurance coverage required under this Section 14 shall not be construed to create a limit of CORPORATION’s liability with respect to its indemnification under Section 13 of this Agreement.
     b. CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide USA and NYU with written notice at least ten (10) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such ten (10) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.
     c. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a licensee, Corporation Entity or agent of CORPORATION and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

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     15. Expiry and Termination
     a. Unless earlier terminated pursuant to this Section 15, this Agreement shall expire upon the expiration of the Payment Term in all countries.
     b. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either party discontinues its business or becomes insolvent or bankrupt.
     c. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.
     d. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 15.a. hereof, all rights in and to the UNIVERSITY Research Technology shall revert to SAMSF and/or NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the UNIVERSITY Research Technology.
     e. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.
     f. Sections 3, 8, 13, 14, 15 and 19 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.
     16. Representation and Warranties by CORPORATION
     CORPORATION hereby represents and warrants to NYU as follows:
(1)	CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION.

(2)	There is no pending or, to CORPORATION’s knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION’s ability to perform its obligation hereunder; and

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(3)	There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.
     17. Representations and Warranties by NYU
     NYU hereby represents and warrants to CORPORATION as follows:
(1)	NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

(2)	There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3)	There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.
     18. No Assignment
     Except as specifically provided herein, neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment.
     19. Use of Name
     Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of any of the others or any adaptation thereof or of any staff member, employee or student of the others:
i)	in any product labeling, advertising, promotional or sales literature;

ii)	in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case any of the three may make factual statements concerning the Agreement or file copies of the Agreement after providing the others with an opportunity to comment and reasonable time within which to do so on such statement in draft.

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Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement or the status or existence of the Research Project without prior written approval of the others.
     20. Miscellaneous
     a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code ^U200 et seq. and 15 C.F.R. ^U268 et seq.
     b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.
     c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.
     d. Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any action.
     e. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, with a national postal service by registered or certified mail (airmail if international), addressed as follows:

To NYU:	New York University Medical Center
550 First Avenue
New York, N.Y. 10016

Attention: Isaac T. Kohlberg
                 Vice President for Industrial Liaison

                 and

Office of Legal Counsel
New York University
Bobst Library
70 Washington Square South
New York, N.Y. 10012

Attention: Annette B. Johnson
Senior Counsel for Medical Center Affairs

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To CORPORATION:	MINDSET LIMITED 1 Beit Eshel St. Old Katamon Jerusalem 93227, ISRAEL Attention: Dr. Daniel Chain
or such other address or addresses as any party may hereafter specify by written notice to the others. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.
     f. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by all parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.
     g. No waiver by any party of any non-performance or violation by any other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.
     h. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.
     i. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several an not joint.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY

By:	/s/ Illegible

Title:	Vice President for Industrial Liaison

Date:	8-10-98

MINDSET, LIMITED

By:	/s/ Daniel Chain

Title:	President

Date:	August 9th, 1998

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Appendix I
U.S. Patent Application Serial No. 08/801,301, filed February 18, 1997 entitled USE OF MELATONIN To PREVENT CYTOTOXIC EFFECTS OF AMYLOID PROTEIN by Pappolla.
U.S. Provisional Patent Application Serial No. 60/075,555 filed February 23, 1998 entitled USE OF 3-INDOL-PROPRIONIC ACID by Pappolla.
U.S. Provisional Patent Application Serial No. 60/079,349 filed March 25, 1998 entitled INHIBITION OF ALZHEIMER BETA-FIBRILLOGENESIS BY MELATONIN by Pappolla.

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AMENDMENT TO LICENSE AGREEMENT
     This Amendment, effective as of                     , 2002 is by and between NEW YORK UNIVERSITY (“NYU”), a corporation organized and existing under the laws of the State of New York MINDSET LIMITED, a corporation organized and existing under the laws of the British Virgin Islands and MINDSET BIOPHARMACEUTICALS (USA), INC. (“CORPORATION”), a Delaware corporation having a address at 1450 Broadway, 41st Floor, New York, NY 10018.
RECITALS
     WHEREAS, NYU and Mindset Limited (“Mindset”) entered into a License Agreement with an effective date of August 10, 1998 (the “Principal Agreement”);
     WHEREAS, Mindset assigned the benefit and obligations of the Principal Agreement to CORPORATION;
     WHEREAS, the parties hereto wish to amend the Principal Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:
1.	Definitions Capitalized terms not otherwise defined herein shall have the same respective meanings given to them by the Principal Agreement.

2.	It is the parties’ understanding that all rights conferred by NYU under the Principal Agreement presently rest solely with CORPORATION. It is the, parties’ further understanding that no sublicenses have been granted by CORPORATION, by Mindset or by any other entity. It is the parties’ further understanding that the Principal Agreement confers no rights to Mindset or to any other Corporation Entity, except to the extent that a Corporation Entity may secure rights by virtue of a sublicense from CORPORATION in accordance with the provisions of Section 5c. It is the parties’ further understanding that a Corporation Entity who is a sublicensee of CORPORATION may not assign the sublicense to any other entity and may not grant further sublicenses. Since the Principal Agreement may have contained language which is inconsistent with this understanding and to further clarify the Modified Principal Agreement, Section 6d. of the Principal Agreement is hereby amended as follows:
2.1	Section 6d. shall be amended by substituting “of CORPORATION, of any Corporation Entity, and/or of any sublicensee of CORPORATION” for “of CORPORATION or of Corporation Entity and the licensees or sublicensees of CORPORATION” in the fourth, fifth and sixth lines thereof.

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2.	Amendments
2.1	Section 1.b shall be amended by substituting “over fifty percent” for “twenty-five and one tenth percent (25.1%)” in the third line thereof.

2.2	Section 6a. of the Principal Agreement shall be deleted and the following shall be substituted therefor:
“In consideration for the License granted herein, and during the Payment Term, CORPORATION shall make the following payments to NYU:
(i)	With respect to each Licensed Product, CORPORATION shall pay to NYU a royalty of *** of Net Sates of CORPORATION and a royalty of *** of Net Sales of a sublicensee of CORPORATION or Corporation Entity, provided always as follows:
(A)	If at any time on or after January 1, 2009 any Licensed Product is in clinical development for any disease indication, but no Licensed Product is then being sold commercially as an approved drug, CORPORATION shall pay an annual minimum royalty payment of *** or a proportionate part thereof for the relevant part of the first applicable year if such condition is satisfied after January 1 in such year.

(B)	If on or after January 1, 2009 there is no Licensed Product in clinical development for any disease indication and/or if at any time on or after January 1, 2009 any Licensed Product is being sold commercially as an approved drug, CORPORATION shall pay an aggregate annual minimum royalty payment of *** or a proportionate part thereof for the relevant part of any applicable year if the condition contained in paragraph A above or the second condition contained in this paragraph (B) is satisfied after January 1 in such year.

(C)	All minimum royalty payments shall be credited against the percentage royalty payable with respect to Net Sales for the year for which the minimum royalty is due but may not be credited against any percentage royalties payable in respect of Net Sales in any other year.

(D)	Minimum royalty payments shall be made as specified in Section 6b. hereof except that, if the royalty payments based on Net Sales paid pursuant to Section 6a. hereof for the first six (6) months of the year exceed the minimum royalty payment for that year, no further minimum royalty payment shall be made for that year.

(E)	CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after making of each such first commercial sale.
(ii)	CORPORATION shall make the following further payments to NYU:

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(A)	In connection with Alzheimer’s Disease (“AD”), subject to the provisions of Sections 6(a)(ii)(C), (D) and (E) hereof:
(1)	On the execution of this Amendment the sum of fifty thousand dollars ($50,000);

(2)	On the commencement of the first Phase I trial of an AD Licensed Product anywhere in the world, the sum of fifty thousand dollars ($50,000);

(3)	On the commencement of the first Phase II trial of an AD Licensed Product anywhere in the world, the sum of ***, but if CORPORATION funds a portion or all of the first Phase II trial of an AD Licensed Product, CORPORATION may defer payment of an amount equal to *** multiplied by a fraction, the numerator of which is equal to the costs contributed by CORPORATION to the total costs of such trial and the denominator of which is equal to the total costs of such trial, until the first payment pursuant to paragraph (4) hereof is due.

(4)	On the commencement of the first Phase III trial of an AD Licensed Product anywhere in the world, the sum of ***, but if CORPORATION funds a portion or all of the first Phase III trial of an AD Licensed Product, CORPORATION may defer payment of an amount equal to *** multiplied by a fraction, the numerator of which is equal to the costs contributed by CORPORATION to the total costs of such trial, and the denominator of which is equal to the total costs of such trial, until the first payment pursuant to paragraph (5) hereof is due; and

(5)	On the date of approval of the first New Drug Application related to an AD Licensed Product by the US Food and Drug Administration or the earlier approval of an equivalent application by an equivalent non-US regulatory agency anywhere in the world, the sum of *** but, if CORPORATION shall elect to fund the cost of marketing of such Licensed Product itself in whole or in part and shall give notice in writing of such election to NYU no more than three (3) months after the date of the relevant approval, payment of that portion of said *** calculated by multiplying said sum by a fraction the numerator of which is the amount of such cost funded by CORPORATION and the denominator of which is the total cost of such marketing may be deferred until twelve (12) months after the date of the relevant approval.

(6)	All payments made pursuant to the provisions of this Section 6a.(ii)(A) shall be credited against and deducted from any

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payments otherwise due pursuant to the provisions of Sections 6a.(ii)(C), (D) and (E).
(B)	In connection with all indications other than AD:
(1)	On the date of approval of the first New Drug Application related to non-AD Licensed Product, which is a non-orphan drug, by US Federal Drug Administration or the earlier approval of an equivalent application by an equivalent non-US regulatory agency anywhere in the world, the sum of ***;

(2)	On the date of approval related to a non-AD Licensed Product, which is an orphan drug by the US Food and Drug Administration or the earlier approval by an equivalent non-US regulatory agency anywhere in the world, the sum of ***.
(C)	CORPORATION shall pay to NYU an amount equal to *** of payments and ***, other than royalties, received by CORPORATION from a sublicensee or any other entity receiving rights to the Research Technology under an agreement executed prior to the commencement of a Phase I clinical trial of a Licensed Product, provided always as follows:
(1)	There shall not be included in the calculation of any such payment any amounts paid to CORPORATION for or towards the cost of research or development under a written agreement with a detailed budget for such research or development or by way of equity investment (including, without limitation, debt convertible into or exchangeable for equity) in CORPORATION; at a price for such equity that an unconnected third party would pay on a venture capital basis, but not less than the price per share paid by the last preceding investor on such basis, with any excess over such price being included in he calculation of such payment; and

(2)	CORPORATION will provide NYU with a copy of the written agreement and detailed budget providing for such research and development described in the section above within thirty (30) days of CORPORATION’S receipt of payment for such research and development; and (3) All payments made pursuant to the provisions of this Section 6a.(ii)(C) shall be credited against and deducted from any payments otherwise due pursuant to the provisions of Section 6(a)(ii)(A) hereof.

(4)	All payments, other than royalties, received by CORPORATION from a sublicensee or any other entity receiving any rights to the Research Technology shall be promptly disclosed in writing to NYU along with a calculation of the amount payable to NYU and

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along with copies of any relevant written agreements contemplated in 6a.(ii)(C)(1) hereof.
(D)	CORPORATION shall pay to NYU an amount equal to *** of payments, and *** other than royalties, received by CORPORATION from a sublicensee or any other entity receiving rights to the Research Technology under an agreement executed concurrently with or after the commencement of a Phase I clinical trial, but before the commencement of a Phase II clinical trial, of a Licensed Product, subject to the provisos specified in Section 6a.(ii)(C) hereof.

(E)	CORPORATION shall pay to NYU an amount equal to *** of payments and ***, other than royalties, received by CORPORATION from a sublicensee or any other entity receiving rights to the Research Technology under an agreement executed concurrently with or after the commencement of a Phase II clinical trial of a Licensed Product, subject to the provisos specified in Section 6a.(ii)(C) hereof.
(iii)	The following provisions shall apply to this Section 6a.:
(A)	All payments to be made pursuant to the provisions of sub-paragraph (ii) of this Section 6a, other than the payment specified in clause (A)(1) of sub-paragraph (ii), shall be paid by CORPORATION to NYU within sixty (60) days of the occurrence of the relevant event or the receipt by CORPORATION of the relevant payment.

(B)	For the purposes of sub clauses (3), (4) and (5) of clause (A) of sub-paragraph (iii) of this Section 6a., the ratio of costs contributed by CORPORATION to total costs shall be calculated as follows:
(1)	If the agreement between CORPORATION and such sublicensee or other entity specifies the proportion of costs to be borne by each party, then the proportion borne by CORPORATION to the total cost, pursuant to such agreement, shall constitute the relevant fraction.

(2)	If the agreement between CORPORATION and such sublicensee or other entity does not specify such proportions, then, in each such case, CORPORATION shall make a good faith estimate of the proportion of costs being borne by each party and shall give notice in writing to NYU of such estimate, specifying how CORPORATION arrived at such estimate and the proportion borne by CORPORATION to the total cost, pursuant to such estimate shall constitute the relevant fraction.

(3)	With regard to the trials contemplated in Sections 8a.(ii)(A)(3) and 8a.(ii)(A)(4) hereof if, at the termination of the relevant trial, the event to which payment is deferred shall not have occurred,

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CORPORATION shall provide to NYU in writing details of the actual costs of the relevant trial, details of the actual costs of the relevant trial borne by CORPORATION, and details of the actual costs of the relevant trial borne by each sublicensee and/or each other entity respectively. If it shall appear that the actual proportion borne by CORPORATION of the total cost differs from the fraction as provided by the agreement contemplated in Section 8a.(iii)(B)(1) or as provided by the estimate contemplated in Section 8a.(iii)(B)(1), then CORPORATION shall make the necessary payment to NYU or CORPORATION may apply any overpayment to NYU as a credit against future milestone payments due to NYU, as the case may be.
3.	Diligence. The following new paragraph shall be inserted as Section 20.j:
(j)	CORPORATION shall exercise or shall require its sublicensees to exercise continuous and commercially reasonable efforts to develop and market Licensed Products. Within sixty (60) days after the end of each Calendar Year, CORPORATION shall provide NYU with a written report detailing the efforts of CORPORATION and the efforts of its sublicensees to develop and market Licensed Products during such Calendar Year.
4.	Substitution of Mindset Biopharmaceuticals (USA), Inc. It is hereby agreed that henceforth the Principal Agreement shall be read, construed and take effect for all the purposes thereof as if Mindset Biopharmaceuticals (USA), Inc. were the party thereto and not Mindset Limited

5.	Except as otherwise provided herein, the Principal Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW YORK UNIVERSITY

By: Name:	/s/ Abram M. Goldfinger Abram M. Goldfinger
Title:	Executive Director Industrial Liaison/Technology Transfer

MINDSET BIOPHARMACEUTICALS (USA), INC.

By: Name:	/s/ Daniel Chain Daniel Chain
Title:	President

MINDSET BIOPHARMACEUTICALS (USA), INC.

By: Name:	/s/ Michael Schickler Michael Schickler
Title:	Chairman

MINDSET LIMITED

By: Name:	/s/ Daniel Chain Daniel Chain
Title:	President

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January 11, 2006
Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer
New York University
650 First Avenue, 6th Floor
New York, NY 10016
Dear Abram:
This is to memorialize our agreement that paragraph 2.2 (ii) A (2) of the 2002 Amendment of the August 10, 1998 License Agreement between Mindset Limited (now Intellect Neurosciences, Inc.) and New York University (NYU) has been amended to read as follows:
(2) On the commencement of the first Phase I trial of an AD Licensed Product anywhere in the world, the sum of fifty thousand dollars ($50,000) to be paid in five equal and consecutive monthly installments of ten thousand dollars ($10,000.00) each. The first installment shall be due sixty days after the Phase One trial commenced.
Intellect confirms that the first Phase I trial of an AD Licensed Product commenced on December 1, 2005, and that the above $10,000 payments shall be made on or before the 1st day of February, March, April, May, and June, 2006.
All other terms of the above License Agreement shall remain unchanged.
Best regards,
/s/ Daniel Chain
Daniel Chain, Ph.D.
President, Chairman & CEO
Agreed for NYU:

/s/ Abram Goldfinger	1/17/06

Abram Goldfinger	Date
Executive Director, Industrial
Liaison/Technology Transfer

Intellect Neurosciences Inc., 7 west 18th Street, 9th floor, New York, NY, 10011,USA
Office: +1-646-7922235 Fax: +1-646-7922236
Website: www.IntellectNeurosciences.com